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EXHIBIT 99.1



ACE MARKETING & PROMOTIONS, INC. ENTERS MOBILE ADVERTISING & PROXIMITY MARKETING INDUSTRY



VALLEY STREAM, NY, (MARKET WIRE)--FEB. 05, 2008 -- Ace Marketing & Promotions has become a provider of mobile advertising solutions, and is pleased to announce it has entered the global Mobile Advertising & Proximity Marketing Industry with the launch of "Ace Mobile Marketing".

"The Company has recently launched beta campaigns with a select group of existing clients, and the results were better than expected" said Ace president, Michael Trepeta.

The ABI Research report published in January 2008 on mobile marketing refers to the industry as still being in its "wild west" years but forecasts it will settle down and become a $24 billion slice of the worldwide marketing and advertising pie by 2013. It estimates there was about $1.8 billion spent in 2007 on all forms of mobile marketing.

The Company intends to license a platform branded "Ace Mobile Marketing" as the premiere mobile technology. This will allow the Company to create a new channel in the mobile marketplace for existing brands and marketers to leverage the inherent strengths of mobile advertising.

Ace also plans to leverage the technology to develop niche vertical sites. These services will be scalable for both large and small businesses to monetize high traffic areas. Additionally, the platform shall be dynamically scalable for worldwide partnerships, where a multi-location business will be able to send a different marketing campaign for each demographic.

Dean Julia, CEO of Ace, commented, "By adding Mobile & Proximity Marketing to our already powerful suite of marketing solutions I believe Ace's clients have positioned themselves to engage, interact, and connect with their customers on whole new level."

ABOUT PROXIMITY MARKETING

The definition of proximity marketing via Wikepedia.com is "the localized wireless distribution of advertising content associated with a particular place. Transmissions can be received by individuals in that location who wish to receive them and have the necessary equipment to do so." In other words, if you have a bluetooth enabled cell phone or PDA within approximately 100 meters of a marketing broadcast, you would be able to receive the message or advertisement.

We have found that advertisers are constantly seeking new measurable media channels that can accurately target and engage key consumer segments, and deliver compelling, relevant content that can be enjoyed for what it is, shared with friends, interactively engaged with or commercially acted upon instantaneously.

What if you could tap every potential customer on the shoulder within 100m of your location and send them a business card, advertisement or special offer directly to their mobile phone? What if you could do this constantly, without worry about the cost?

All services offered are free of charge meaning there is no charge on any content a consumer downloads. We enable our customers to promote their business by sending still images such as PNG, JPEG, BMP, GIF, animated images such as GIF, audio files such as in form of Ring Tones, video clips ie. movie trailers, text files, Promotional or discount contents, Bar codes, mobile games and java applications, Business Card files etc. We can also send live data such as news and sports updates etc to targeted mobile phones. Here is a list of content types that are supported:

o Still images [GIF or JPEG files]
o Animated images [Animated GIF files]
o Video [WMV, 3GP, RM or MP4 files]

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o Audio [WAV, RMF, MP3, MP4 or Ring-tone files]
o Java Applications [JAR files]
o vCal [Calendar Event files]
o vCard [Business Card files]
o Live Data Feed [JPG and GIF]

A few applications:

     o        Cinemas and Theaters
     o        Concert Events
     o        Exhibition Centers
     o        Bars and Clubs
     o        Sports Stadiums
     o        Field Marketing
     o        Bill Boards
     o        Poster Sites
     o        Kiosks
     o        Banks
     o        Hospitals
     o        Conference Halls
     o        Shopping Centers
     o        Trade Shows
     o        Universities
     o        Malls & Shops
     o        Restaurants
     o        Gas Stations

Never before have brands, information providers, and retailers been enabled with the technology to send content and direct response advertising directly to a consumer's mobile phone or PDA. All consumers within a relative proximity of a particular destination have the ability to become engaged.

This advertising has unlimited viral marketing possibilities. The ad remains on the cell phone or PDA until proactively removed by the user. The user also has the ability to forward the message to other users, which generates multiple views over an extended period of time.

It is completely spam-free and FCC compliant. It asks the users if they would like to receive the content. It tracks how many people accept and reject the content, providing the sender with a detailed time and date for every transmission. The system maintains a unique Bluetooth ID assigned to each device, and therefore will not send users the same ad more than once, and if rejected will not contact the user again.



About Ace Marketing


Ace Marketing & Promotions, Inc. is a premier Promotional Marketing solutions company. Its Corporate Overview is available at http://www.acemarketing.net on the "About Us" tab. In addition Ace has also added several new revenue stream models. The long-term strategic plan is for Ace find new opportunities while leveraging its core competencies.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of
1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by


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such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes in levels of competition, possible loss of customers, and the company's ability to attract and retain key personnel.


CONTACT:

     Michael Trepeta
     President
     Ace Marketing & Promotions, Inc.
     457 Rockaway Avenue
     Valley Stream, NY 11581
     (516) 256-7766